UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 19, 2012

Westinghouse Solar, Inc. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 4, 2012, Westinghouse Solar, Inc., a Delaware corporation (the “Company”) received a notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC stating that the Company had not regained compliance with the minimum bid price requirement for continued listing, as set forth in Listing Rule 5550(a)(2), and that as a result the Company’s common stock was subject to delisting from The NASDAQ Capital Market. The Company requested a hearing before a NASDAQ Hearings Panel (the “Panel”) to review the listing determination and to request that the Panel grant the Company additional time to regain compliance. The hearing was held on May 24, 2012.

As also previously disclosed, on May 7, 2012, the Company entered into an Agreement and Plan of Merger with CBD Energy Limited, an Australian corporation (“CBD”).

On June 19, 2012, the Company received a letter from The NASDAQ Stock Market notifying the Company that the Panel granted the Company’s request for continued listing of its common stock on the NASDAQ Stock Market, subject to conditions including the following:

•
On or before October 1, 2012, the Company will close the merger transaction with CBD. Should events occur or information come to light that call into question whether the proposed merger will close by that date or whether CBD will qualify for listing on the NASDAQ Stock Market, the Company is to inform the Panel, which may determine at that time to delist the Company’s shares if the Company is not fully in compliance with the requirements for listing.

The Company is required to provide prompt notification to NASDAQ of any significant events during the exception period, including any events that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any NASDAQ listing requirement or exception deadline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2012	WESTINGHOUSE SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Executive Officer